SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                          COMPAQ COMPUTER CORPORATION
            (Exact Name of Registrant as Specified in Its Charter)

            Delaware                                   76-0011617
(State or Other Jurisdiction of                     (IRS Employer
 Incorporation or Organization)                  Identification No.)

             20555 S.H. 249
             Houston, Texas                              77070
(Address of Principal Executive Offices)              (Zip Code)



          Digital Equipment Corporation Savings and Investment Plan
                  Compaq Computer Corporation Investment Plan
                           (Full Title of the Plans)


                               Thomas C. Siekman
              Senior Vice President, General Counsel & Secretary
                          Compaq Computer Corporation
                                20555 S.H. 249
                             Houston, Texas 77070
                    (Name and Address of Agent for Service)

                                (281) 370-0670
         (Telephone Number, Including Area Code, of Agent for Service)


                        CALCULATION OF REGISTRATION FEE

    Title of                     Proposed       Proposed
   Securities      Amount        Maximum        Maximum
      To be        to be     Offering Price     Aggregate         Amount of
 Registered (1)  Registered     Per Share    Offering  Price  Registration Fee
 --------------  ----------  --------------  ---------------  ----------------
 Compaq Common   7,260,000        100%       $238,445,625.00     $70,505.00
    Stock          shares


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 based upon the average of the high and low prices of the Common Stock reported in the New York Stock Exchange consolidated reporting system on September 24, 1998.

Part II

Information Required in the Registration Statement


Item 3.  Incorporation of Documents By Reference

     The following documents have been previously filed with the SEC and are incorporated by reference into this Registration Statement:

1.  Compaq's Annual Report on Form 10-K for the year ended December 31, 1997;

2. Compaq's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

3. Compaq's Current Reports on Form 8-K dated January 21, 1998, January 25, 1998, March 6, 1998, April 15, 1998, May 6, 1998; June 3, 1998, June 11,
    1998, July 15, 1998, August 14, 1998 and August 21, 1998; and

4. The description of Compaq's common stock contained in Compaq's Registration Statement on Form 8-A.

     Compaq is also incorporating by reference additional documents that we may file with the SEC between the date of the Prospectus to which this Registration Statement relates and the date of the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

     Copies of the documents incorporated by reference above may be obtained from Compaq without charge, except the exhibits (unless we have specifically incorporated by reference an exhibit in this Prospectus), by writing to:

          Compaq Computer Corporation
          20555 SH 249
          Houston, Texas 77070
          Telephone:  (800) 433-2391
          Outside the Continental U.S. and Canada: (281) 514-9549
          Attention:    Investor Relations


Item 4.  Description  of  Securities

     The securities registered hereby shares of common stock, par value $0.01 per share, of Compaq Computer Corporation.

Item 5.  Interests of Named Experts and Counsel.

     The legality of the common stock offered by this Prospectus has been passed upon for Compaq by Linda S. Auwers, Vice President and Associate General Counsel of Compaq. Ms. Auwers has options to purchase Compaq common stock, owns shares of Compaq common stock as a participant in an employee benefit plan, and is eligible to participate in Compaq's Deferred Compensation and Supplemental Savings Plan.

Item 6.  Indemnification of Directors and Officers.

     Exculpation. Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any unlawful payment of dividends, or unlawful stock purchase or redemption, or for any transaction from which the director derived an improper personal benefit.

     Compaq's Restated Certificate of Incorporation limits the personal liability of a director to Compaq and its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

     Indemnification. Section 145 of the DGCL permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify any of its directors or officers against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Compaq's Bylaws provide for indemnification of directors and officers of Compaq against liability they may incur in their capacities as such to the fullest extent permitted by the DGCL.

     Insurance. Compaq has in effect directors' and officers' liability insurance with a limit of $100 million and fiduciary liability insurance with a limit of $25 million. The fiduciary liability insurance covers actions of directors and officers as well as other employees with fiduciary responsibilities under ERISA.


Item 8.  Exhibits

Exhibit No.
-----------

4.1     Digital Equipment Corporation Savings and Investment Plan

4.2     Compaq Computer Corporation Investment Plan

5.1 Opinion of Linda S. Auwers, Vice President and Associate General Counsel of the Company, as to the legality of the securities being registered.

23.1 Consent of Linda S. Auwers, Vice President and Associate General Counsel of the Company, is included in the opinion filed as
        Exhibit 5.1 to this Registration Statement.

23.2    Consent of PricewaterhouseCoopers LLP, Independent Accountants.

24.1 Powers of Attorney are included on the signature page of this Registration Statement.

Item 9.  Undertakings.

     Compaq hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Compaq hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of it annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant pursuant to the provisions described in Item 15 above, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, and the State of Texas, on this 30th day of September, 1998.

                                             COMPAQ COMPUTER CORPORATION


                                           By:   /s/ Linda S. Auwers
                                               -------------------------
                                               Linda S. Auwers
                                               Vice President and
                                               Associate General Counsel

                       SIGNATURES AND POWER OF ATTORNEY

     We, the undersigned officers and directors of Compaq Computer Corporation, do hereby constitute and appoint Eckhard Pfeiffer, Earl L. Mason and Thomas C. Siekman, or any one of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with the Company's registration statements on Form S-8 regarding Digital Equipment Corporation's Savings and Investment Plan, including specifically, but without limitation, power and authority to sign for us or any of us, in our names in the capacities indicated below, such registration statement on Form S-8 and any and all amendments thereto; and we do each hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof. The following persons executed this power of attorney in the capacities and on the dates indicated below.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below.


Signature                          Title                         Date
---------                          -----                         ----


/s/ Eckhard Pfeiffer      President, Chief Executive        September 30, 1998
--------------------      Officer and Director (principal
(Eckhard  Pfeiffer)       executive officer)


/s/ Earl L. Mason         Senior Vice President and         September 30, 1998
-----------------         Chief Financial Officer
 (Earl L. Mason)          (principal financial and
                          accounting officer)


/s/ Benjamin M. Rosen     Chairman of the Board of          September 30, 1998
---------------------     Directors
(Benjamin M. Rosen)


/s/ Lawrence T. Babbio    Director                          September 30, 1998
----------------------
(Lawrence T. Babbio)


/s/ Frank P. Doyle        Director                          September 30, 1998
------------------
(Frank P. Doyle)


/s/ Robert Ted Enloe III  Director                          September 30, 1998
------------------------
(Robert Ted Enloe, III)


/s/ George H. Heilmeier   Director                          September 30, 1998
-----------------------
(George H. Heilmeier)


/s/ Peter N. Larson       Director                          September 30, 1998
-------------------
(Peter N. Larson)


/s/ Kenneth L. Lay        Director                          September 30, 1998
------------------
(Kenneth L. Lay)


/s/ Thomas J. Perkins     Director                          September 30, 1998
---------------------
(Thomas J. Perkins)


/s/ Kenneth Roman         Director                          September 30, 1998
-----------------
(Kenneth Roman)


/s/ Lucille S. Salhany    Director                         September 30, 1998
----------------------
(Lucille S. Salhany)

                                 EXHIBIT INDEX

Exhibit
-------

4.1     Digital Equipment Corporation Savings and Investment Plan.

4.2     Compaq Computer Corporation Investment Plan.

5.1 Opinion of Linda S. Auwers, Vice President and Associate
        General Counsel of the Company, as to the legality of the securities being registered.

23.1 Consent of Linda S. Auwers, Vice President and Associate
        General Counsel of the Company, is included in the opinion filed as Exhibit 5.1 to this Registration Statement.

23.2    Consent of PricewaterhouseCoopers LLP, Independent Accountants.

24.1 Powers of Attorney are included on the signature page of this Registration Statement.